Exhibit (h)(8)(xiii)

SCHEDULE B

MANAGEMENT SERVICES

Manager shall provide the following management services:

1.	Manager shall provide recommendations to the Trust’s Board of Trustees (the “Board”) with respect to the selection of third-party service providers (“Service Providers”), and, at the direction of the Board, shall thereafter:

(a)	Negotiate, coordinate and implement the Trust’s contractual obligations with such Service Providers;

(b)	Monitor, oversee and review the performance of such Service Providers to ensure adherence to applicable contractual obligations; and

(c)	Prepare reports and presentations to the Board with respect to such Service Providers as requested or as deemed appropriate.

2.	In recognition of the fact that the Trust’s Transfer Agent interfaces solely with direct shareholders of the Trust, and that the Transfer Agent has no obligation to provide information and/or services to financial intermediaries (including registered investment advisors and other securities professionals, collectively “Financial Intermediaries”) that have discretionary authority over Trust shareholder accounts, Manager shall:

(a)	Provide telephone support to Financial Intermediaries from 8 a.m. to 9 p.m. ET;

(b)	Answer investment related questions received from Financial Intermediaries;

(c)	Process and verify telephone transactions received from Financial Intermediaries;

(d)	Research and resolve Financial Intermediary account documentation issues;

(e)	Handle correspondence received from Financial Intermediaries;

(f)	Mail literature requests to prospective and existing Financial Intermediaries;

(g)	Assist Financial Intermediaries with tax form questions;

(h)	Assist Financial Intermediaries with establishing shareholder accounts;

(i)	Advise Financial Intermediaries of procedures for changing account options;

(j)	Provide phone support for Financial Intermediary marketing campaigns;

(k)	Provide, negotiate and implement omnibus fee agreements and shareholder servicing agreements with Financial Intermediaries;

(l)	Provide voice mail for weekend and after business hours; and

(m)	Engage in any other activities with respect to Financial Intermediaries as the parties may agree from time to time.

3.	It is intended that the assets of the Money Market ProFund will be invested in a portfolio (the “Portfolio”) having substantially the same investment objective, policies and restrictions as the Money Market ProFund. In addition to its duties hereunder, with respect to the Money Market ProFund, the Manager shall perform the following services:

(a)	Monitor the performance of the Portfolio.

(b)	Coordinate the relationship of the Money Market ProFund with the Portfolio.

(c)	Communicate with the Board of Trustees of the Money Market ProFund regarding the performance of the Portfolio and the Money Market ProFund.

(d)	Furnish reports regarding the Portfolio as reasonably requested from time-to-time by the Trust’s Board of Trustees.

(e)	Perform such other necessary and desirable services regarding the “Master Feeder” structure of the Money Market ProFund as the Trustees may reasonably request from time to time.

4.	Make available employees of Manager to serve as officers and Trustees of the Trust, and pay the salaries and expenses of all such officers and Trustees.

5.	Perform such other services incident to the Trust’s business as the parties may agree from time to time.